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Exhibit 2

JOINT FILING AGREEMENT

        In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned does hereby consent and agree to the joint filing on behalf of each of them of a Statement on Schedule 13D and all amendments thereto with respect to the Common Stock, par value $0.02 per share, of Tipperary Corporation beneficially owned by each of them, and to the inclusion of this Joint Filing Agreement as an exhibit thereto.

August 15, 2002
SLOUGH ESTATES USA INC.
	By:	/s/ MARSHALL D. LEES Marshall D. Lees President
SLOUGH TRADING ESTATE LIMITED
	By:	/s/ DEREK R. WILSON Derek R. Wilson Chief Executive
SLOUGH ESTATES plc
	By:	/s/ DEREK R. WILSON Derek R. Wilson Chief Executive

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  Exhibit 2